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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT
AGE Logic, Inc.
FTP Software, Inc.
Maximum Information, Inc.
NetManage (Barbados) Ltd.
NetManage Benelux bvba (Belgium)
NetManage Japan K.K. (Japan)
NetManage, Ltd. (Haifa, Israel)
NetManage S.A. (France)
NetManage Software GmbH (Germany)
NetManage Italia srl (Italy)
NetManage UK Ltd. (England)
NetSoft
Network International Ltd. (England)
Network Software Associates, Inc.
NY NetManage (Yerushalayim), Ltd. (Jerusalem, Israel)
Relay Technology, Inc.
Syzygy Communications, Inc.
U.S. Computer Acquisition Corporation